AMENDING AGREEMENT #1 made as of the 31st day of January 2017.

BETWEEN:

WINWELL VENTURES INC., a corporation existing
under the laws of British Columbia
(hereinafter called “Winwell”)

OF THE FIRST PART,

AND:

CARLIN OPPORTUNITIES INC., a corporation existing
under the laws of British Columbia
(hereinafter called “Carlin”)

OF THE SECOND PART.

WHEREAS Winwell and Carlin entered into an arrangement agreement dated December 8, 2016 (the “Arrangement Agreement”) to complete the RTO Transaction;

AND WHEREAS Carlin provided a covenant in the Arrangement Agreement to complete the Finco Seed Financing as soon as possible following the date of the Arrangement Agreement;

AND WHEREAS the Finco Seed Financing is defined in the Arrangement Agreement as the private placement seed financing of Finco Shares for aggregate gross proceeds of up to approximately $1,000,000;

AND WHEREAS the Finco Financing is defined in the Arrangement Agreement as financings completed with institutional investors and accredited investors that are arm’s length investors by way of one or more private placements of Finco Subscription Receipts or equity for net proceeds, which together with the net proceeds of the Founders’ Financing, but for great certainty excluding the net proceeds of the Finco Seed Financing, will aggregate not less than $20,000,000 and up to $30,000,000;

AND WHEREAS Carlin anticipates raising more than $1,000,000 in the Finco Seed Financing and desires to increase the size of the Finco Seed Financing to up to approximately $2,750,000;

AND WHEREAS Carlin desires to allocate every additional dollar in excess of $1,000,000 raised pursuant to the Finco Seed Financing towards the calculation of the net proceeds of the Finco Financing;

AND WHEREAS the parties wish to amend the Arrangement Agreement to provide for the foregoing as hereinafter provided;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

DEFINITIONS

1.	In this Agreement, including the Recitals, capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Arrangement Agreement.

2.

AMENDMENTS

2.	The definition of “Finco Financing” in Section 1.1 of the Arrangement Agreement is hereby amended by replacing the existing definition with the following:

“means financings completed with institutional investors and accredited investors that are arm’s length investors by way of one or more private placements of Finco Subscription Receipts or equity for net proceeds, which together with the net proceeds of the Founders’ Financing, and the net proceeds of the Finco Seed Financing in excess of $1 million, will aggregate not less than $20 million and up to $30 million; the net proceeds from the Finco Financing of any Finco Subscription Receipts will be placed into escrow and released to Finco, and the Finco Subscription Receipts will automatically be converted into Finco Shares, as a step in the Plan of Arrangement;”

3.	The reference to $1 million in the definition of “Finco Seed Financing” in Section 1.1 of the Arrangement Agreement is replaced with $2.75 million.

MISCELLANEOUS

4.

The terms and provisions of this Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein, without regard to the conflict of laws principles of such jurisdiction.

5.	This Agreement shall enure to the benefit of and be binding upon Carlin and Winwell, and their respective successors and assigns.

6.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision contained herein and any such invalid provision shall be deemed to be severable from the rest of the Agreement.

7.	This Agreement may be executed by the undersigned by facsimile or other electronic transmission which when so executed and delivered shall be an original.

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 IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed effective as of the date set forth above.

WINWELL VENTURES INC.

By:	“Murray Oliver”
Name: Murray Oliver
Title: President & CEO

CARLIN OPPORTUNITIES INC.

By:	“Andrew Farncomb”
Name: Andrew Farncomb
Title: Secretary